Exhibit 10.5
EVELO BIOSCIENCES, INC.
EXECUTIVE SEVERANCE PLAN

I.	PURPOSE

The purpose of this Evelo Biosciences, Inc. Executive Severance Plan (the “Plan”) is to encourage certain employees of Evelo Biosciences, Inc. (the “Company”) to remain in the employ of the Company by providing severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

II.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:
1.“Administrator” means the Committee, or any committee designated by the Board to administer the Plan.

2.“Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
3.“Base Salary” means, with respect to any Participant, the Participant’s base salary at the rate in effect on the Participant’s Termination Date.

4.“Board” means the Board of Directors of the Company.

5.“Cause” for this Plan only means any one or more of the following actions: (i) the Participant’s material breach of the terms and conditions of any agreement with the Company; (ii) the Participant’s willful, malfeasant, dishonest or reckless conduct, in each case, that relates to the Company and causes the Company material harm or damage; (iii) the Participant’s commission of an act of fraud, theft, misappropriation or embezzlement, or conviction, or pleading nolo contendere to a felony or any other crime involving moral turpitude, (iv) the Participant’s failure to substantially perform the Participant’s duties or comply with a lawful directive of the Board or the Company’s Chief Executive Officer, (v) the Participant’s commission any felony or crime involving moral turpitude or (vi) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its Affiliates’ premises or while performing duties and responsibilities for the Company or its Affiliate.

6.“Change in Control” means a “Change in Control” as defined in the Company’s 2018 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount payable hereunder which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

7.“CIC Severance Multiplier” means the number set forth opposite such Participant’s Employment Level under the heading “CIC Severance Multiplier” on Schedule A.

8.“CIC Severance Period” means the period of time set forth opposite such Participant’s Employment Level under the heading “CIC Severance Period” on Schedule A.

9.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

10.“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

11.“Committee” means the Compensation Committee of the Board.

12.“Disability” means, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability”

shall refer to that definition of disability which, if a Participant qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Participant has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean the Participant’s inability to perform, with or without reasonable accommodation, the essential functions of the Participant’s positions for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers. Any refusal by the Participant to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Participant’s Disability.

13.“Employment Level” means, with respect to any Participant, the Participant’s employment level within the Company as in effect at the time of the Participant’s Qualifying Termination.

14.“Good Reason” means the Participant has complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without the Participant’s express written consent: (i) the material diminution in the Participant’s responsibilities, authority and function; (ii) a material reduction in Participant’s base salary or annual bonus opportunity (which reduction shall be disregarded when determining the amount of payments due following a termination of employment for Good Reason); or (iii) a requirement by the Company that the Participant relocate the Participant’s principal location of employment to a location that is more than fifty (50) miles from the Participant’s principal work location immediately prior to such relocation.

15.“Good Reason Process” means that (i) the Participant has reasonably determined in good faith that a Good Reason condition has occurred; (ii) the Participant has notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) the Participant has provided the Company a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition following which Cure Period the Good Reason condition continues to exist; and (iv) the Participant terminates the Participant’s employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

16.“Qualifying Termination” means, with respect to any Participant, a termination by the Company or its Affiliates of the Participant’s employment without Cause or a resignation by the Participant for Good Reason.

17.“Restrictive Covenant Agreement” means the Employee Proprietary Information and Inventions Assignment Agreement entered, or to be entered, into between the Company and a Participant in a form satisfactory to the Company, which, except for Participants residing in California, includes a non-competition restriction for 12 months following Participant’s Termination Date.
18.“Section 409A” means Section 409A of the Code.

19.“Severance Period” means the period of time set forth opposite such Participant’s Employment Level under the heading “Severance Period” on Schedule A.

20.“Successor” means any employer (whether or not the employer is an Affiliate of the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of the Company or of a division or business of the Company.

21.“Target Bonus Amount” means a Participant’s target annual bonus amount, if any, in effect at the time of Participant’s Qualifying Termination.

22.“Termination Date” means the date on which the termination of a Participant’s employment, in accordance with the terms of this Plan, is effective.

III.	Eligibility

The participants in this Plan (“Participants”) are all regular U.S. full-time employees of the Company or its subsidiaries at the Employment Level of Vice President or above who are not otherwise entitled to severance payments or benefits under applicable law or any binding contract, agreement or arrangement with the Company or its Affiliates

IV.	Severance Benefits

Qualifying Termination Generally
If a Participant has a Qualifying Termination that does not occur on the date of or within 12 months following a Change in Control, then subject to Sections V, VI, VII and VIII, the Participant will be entitled to receive the following payments and benefits:
1.Continued payment of the Participant’s Base Salary in accordance with the Company’s ordinary payroll practices for the duration of the Severance Period

2.If the Participant properly elects to receive continued coverage under the Company’s group health plans pursuant to COBRA, direct payment of or reimbursement to the Participant for a portion of the Participant’s COBRA premiums at the Company’s normal rate of contribution for employees for the Participant’s (and the Participant’s covered dependents’) coverage at the level in effective immediately prior to the Participant’s termination for the period commencing on the Participant’s Termination Date and ending on the earliest of (a) the final day of the Severance Period, (b) the date the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA and (c) the date the Participant becomes eligible to receive comparable healthcare coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay to the Participant taxable monthly payments in an amount equal to the portion of the healthcare premiums that the Company paid for the Participant’s and the Participant’s covered dependents’ group health care coverage for the month in which the Participant’s termination occurred, which payments shall be made regardless of whether the Participant elects COBRA continuation coverage and will commence in the month following the month in which the Termination Date occurs and will end on the earliest of (i) the end of the Severance Period, (ii) the date that the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA and (iii) the date the Participant becomes eligible to receive comparable healthcare coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility); and

3.Payment to the Participant of any earned but unpaid Base Salary and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Company’s policies, under the Company’s employee benefit plans, programs or arrangements to which the Participant is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”).

Qualifying Termination in Connection with a Change in Control
If a Participant has a Qualifying Termination that occurs on the date of or within 12 months following a Change in Control, then subject to Sections V, VI, VII and VIII, the Participant shall be entitled to receive the following payments and benefits:
1.An amount in cash equal to the CIC Severance Multiplier times the sum of (A) the Participant’s annual Base Salary and (B) the Participant’s Target Bonus Amount, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices for the duration of the CIC Severance Period;

2.If the Participant properly elects to receive continued coverage under the Company’s group health plans pursuant to COBRA, direct payment of or reimbursement to the Participant for a portion of the Participant’s COBRA premiums at the Company’s normal rate of contribution for employees for the Participant’s (and the Participant’s covered dependents’) coverage at the level in effective immediately prior to the Participant’s termination for the period commencing on the Participant’s Termination Date and ending on the earliest of (a) the end of the CIC Severance Period, (b) the date the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA, and (c) the date the Participant becomes eligible to receive comparable healthcare coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay to the Participant taxable monthly payments in an amount equal to the portion of the healthcare premiums that the Company paid for the Participant’s and the Participant’s covered dependents’ group health care coverage for the month in which the Participant’s termination occurred, which payments shall be made regardless of whether the Participant elects COBRA continuation coverage and will commence in the month following the month in which the Termination Date occurs and will end on the earliest of (i) the end of the CIC Severance Period, (ii) the date that the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA and (iii) the date the Participant becomes eligible to receive comparable healthcare coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility),

3.The Participant’s Accrued Rights; and

4.All unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement).

V.	Release of Claims; RESTRICTIVE COVENANT AGREEMENT

Notwithstanding any provision of this Plan to the contrary, any payments and benefits provided to a Participant under this Plan, other than the Accrued Rights, shall be subject to and contingent upon the Participant’s execution and delivery following the Termination Date of a separation agreement in a form provided by and satisfactory to the Company which form will include, among other standard provisions, a complete release of all claims (that becomes effective and irrevocable within sixty (60) days following the Termination Date), and covenants of non-disparagement, confidentiality and cooperation by the Participant. In addition, Participant shall be required at the option of the Company, either to (i) affirm the Participant’s covenants and obligations under an existing Restrictive Covenant Agreement or (ii) execute a new agreement incorporating substantially the same terms and conditions as the existing Restrictive Covenant Agreement, and in each case to deliver the same no later than the time at which Participant delivers the separation agreement.

VI.	Other Terminations

If a Participant’s employment is terminated in any circumstance other than a Qualifying Termination (including as a result of Participant’s death or Disability), the Participant will not be entitled to any compensation or benefits under this Plan.

VII.	Offers of Employment

The Participant shall not be entitled to any compensation or benefits under this Plan if the Participant rejects or fails to accept a written offer of employment from a Successor or from any Affiliate of the Company made on or before his or her Termination Date that is for substantially comparable employment.

VIII.	Tax Matters

Withholding
The Company may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
Non-Qualified Deferred Compensation
The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be immediately taxable to any Participant under Section 409A, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, to preserve the economic benefits of this Plan and to avoid less favorable accounting or tax consequences for the Company and/or (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
Notwithstanding any provision of this Plan to the contrary, no termination or other similar payments and benefits under this Plan will be payable to a Participant unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”) and, except as provided below or if the Administrator otherwise determines, any payments or benefits payable to the Participant under this Plan will not be paid, or, in the case of installments, will not commence payment, until the first ordinary payroll date that occurs at least days following the Participant’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to a Participant during the 60-day period immediately following the Participant’s Separation from Service but for the preceding sentence will be paid to the Participant on the First Payment Date and the remaining payments will be made as provided in this Plan.

Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. Upon the first ordinary payroll date following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.
A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
Potential Reduction of Certain “Parachute Payments”
1.Notwithstanding any other provisions of this Plan or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (all such payments and benefits, including the payments and benefits under Section IV of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection 2 below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

2.The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

3.All determinations regarding the application of Sections VIII.1-4 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

4.In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of Sections VIII.1-4, the excess amount shall be returned promptly by the Participant to the Company.

IX.	Duration; Termination; Amendment; Modification

This Plan shall become effective on consummation of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”). The Board or the Administrator may amend, modify or terminate this Plan at any time; provided that, except as otherwise provided in Section VIII:

1.No amendment, modification or termination may affect any right of any Participant to claim benefits under this Plan as in effect prior to such amendment, modification or termination with respect to a Termination Date that occurs prior to the date of such amendment, modification or termination; and

2.During the 12 months following a Change in Control, this Plan may not be amended or modified in any manner that decreases the payments or benefits payable to any Participant or otherwise adversely affects any Participant’s economic rights or terminated.

X.	Relation to Other Plans

Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be.

XI.	Notices

All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Evelo Biosciences, Inc.
620 Memorial Drive
Cambridge, MA 02139
Attention: General Counsel

If to the Participant:	The Participant’s last known address as set forth in the Company’s records.

XII.	Administration

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction.
This document constitutes the official plan document and the required summary plan description under ERISA.
The Plan will be interpreted in accordance with its terms and their intended meanings. However, the Administrator and all Plan fiduciaries will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Administrator. The Administrator shall amend the Plan retroactively to cure any such ambiguity.
Source of Benefits
The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

Claims Procedure
If an individual believes that the individual has been incorrectly denied a benefit or is entitled to a greater benefit than the benefit received under the Plan the individual or his or her duly authorized representative (a “Claimant”) who wishes to assert a claim for benefits under this Plan may file a signed written application for benefits at the following address:
Evelo Biosciences, Inc.
620 Memorial Drive
Cambridge, MA 02139
Attention: General Counsel

The application for benefits must identify the Plan benefits claimed and the facts and circumstances which the Claimant believes entitle him or her to those benefits. If the Claimant did not receive a Release (or received one providing for benefits in an amount less than the amount the Participant believes is due), his or her claim must be filed within 180 days after the date of the termination of employment on which the claim is based. In all other cases, the claim must be filed no later than 180 days after the date on which payment of benefits under this Plan were discontinued or reduced.

The Administrator will notify the Claimant of its decision within 90 days after its receipt of the claim or, if special circumstances exist, within 180 days after its receipt of the claim (provided that written notice of the need and reason for the extension is provided to the Claimant within the initial 90-day period). If a claim is denied (in whole or in part), the Claimant will be provided a written notice of claim denial that will give specific reasons for the denial; identify the specific Plan provision involved; describe any additional materials or information needed for the Claimant to perfect his or her claim; and explain why the materials or information are necessary. The notice of claim denial will also provide an explanation of the appeals procedure. The Claimant is entitled to see all documents, records and other information that affect his or her claim. Free copies of such documents, records or other information will be provided to the Claimant, provided that the Claimant requests the copies in writing to the above address within 60 days after receiving the notice of claim denial.

Appeals Procedure
If a Claimant receives a notice of claim denial and he or she disagrees with the decision, the Claimant is entitled to appeal and have the denial of the claim reviewed. Any appeal must be made in writing to the Administrator within 60 days after the Claimant’s receipt of the notice of claim denial, and should be sent to the following address:
Evelo Biosciences, Inc.
620 Memorial Drive
Cambridge, MA 02139
Attention: General Counsel
The Claimant must be provided the opportunity to submit written comments, documents, records, and other information that affect his or her claim. The Administrator’s review of the claim must take into account all such information submitted, regardless of whether such information was submitted or considered in the initial claim denial.
The Administrator must evaluate and decide the appeal within 60 days after receipt of the appeal, or, if special circumstances exist, within 120 days after receipt of the appeal (provided that written notice of the need and reason for the extension is provided to the Claimant within the initial 60-day period). The Administrator must provide a written decision on the appeal. If the appeal is denied, the decision must state the reason(s) for the decision and any applicable Plan provision or other material on which it is based. The decision must also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information that affect his or her claim
The Administrator has full authority and discretion to decide claims and appeals, including to construe, interpret and apply the terms of the Plan, to determine all questions concerning eligibility for and entitlement to benefits under this Plan. The Administrator’s decisions are final and binding.
The Claims Procedure and Appeals Procedure described in this Section must be exhausted before commencing any legal action. Furthermore, any legal action asserting a claim of entitlement to benefits under this Plan must be commenced within 180 days after the date on which the Administrator issues its decision on the Claimant’s appeal. Failure to commence a legal action within that 180-day period, or failure to submit a timely claim and timely appeal under the procedures described above, will result in the loss of any otherwise existing right to contested Plan benefits, unless the Administrator determines in its discretion that extenuating circumstances require a different result.

Assistance with Questions
Claimants with questions about this Plan should contact the Administrator. Claimants with questions about this statement or about his or her rights under ERISA, or in need of assistance in obtaining documents from the Administrator should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights or responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272).
If a Participant must take legal action for any reason regarding his or her Plan benefits, legal process may be served on the Administrator in care of:

Evelo Biosciences, Inc.
620 Memorial Drive
Cambridge, MA 02139
Attention: General Counsel
If a Participant has any questions about this Plan, the Participant may contact the Company’s human resources department.
Rights under ERISA
Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to the following:
1.A Participant can examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing this Plan and a copy of the latest annual report (Form 5500 Series) filed by this Plan with the U.S. Department of Labor and available at the Employee Benefits Security Administration. This Plan also constitutes the official Plan document governing benefits; therefore, there are no other Plan documents that govern a Participant’s benefits.

2.A Participant can obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

3.The Administrator is required by law to furnish each Participant with a copy of the summary of the Plan’s annual financial report.

4.In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including an employer, may fire a Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a Plan benefit or exercising his or her rights under ERISA.

5.If a Participant’s claim for a benefit under this Plan is denied or ignored, in whole or in part, he or she has a right to know why the claim was denied or ignored, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

6.Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive it within 30 days, such Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay such Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

7.If a Participant has a claim for benefits that is denied or ignored, in whole or in part, such Participant may file suit in a state or federal court.

8.If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting the Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person such Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees if, for example, it finds that the Participant’s claim is frivolous.

Additional Plan Information

Name of Plan:	Evelo Biosciences, Inc. Executive Severance Plan
Sponsor:	Evelo Biosciences, Inc. 620 Memorial Drive Cambridge, MA 02139
Plan Administrator:	The Administrator is the Plan administrator. The business address and telephone number of the Administrator are: Evelo Biosciences, Inc., 620 Memorial Drive, Cambridge, MA 02139; Tel: (617) 577-0300.
Employer Identification Number:	46-5594527
Plan number	501
Plan Year:	Calendar year
Plan Costs:	The costs of the Plan are paid by the Company
Type of Administration:	Self-administration by the Administrator

* * * * *

Schedule A

Employment Level	Severance Period	CIC Severance Multiplier	CIC Severance Period
C-Suite Executive or Senior Vice President	9 months following the Termination Date	1	12 months following the Termination Date
Vice President	6 months following the Termination Date	0.75	9 months following the Termination date